Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 15 June, 2011 (the “Effective Date”) by and between Jeff Grant (“Executive”) and Bankrate, Inc., a Delaware corporation (the “Company,”).

RECITALS:

A. The Company desires to employ Executive to perform certain services for the Company, and Executive desires to accept said engagement from the Company.
B. The Company and Executive have agreed upon the terms and conditions of Executive’s employment by the Company and the parties desire to express the terms and conditions in this Agreement.
C. The Company and Executive intend for this Agreement to supersede all agreements between Executive and the Company as it relates to Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Employment of Executive; Term.  The Company hereby employs Executive initially as the Chief Operating Officer of the Company’s division called Bankrate Insurance, and Executive hereby accepts such employment by the Company, under the terms of this Agreement.  The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall terminate pursuant to Section 7 of this Agreement.

2. Duties and Location.

A. Executive’s duties will consist of duties normally associated with the position identified in Section 1.  Executive shall initially report to the Chief Executive Officer of Bankrate Insurance or his designee.  Executive shall devote his full business time to the Company’s business and shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of his obligations under this Agreement as determined in the discretion of the Chief Executive Officer without the express written consent of the Chief Executive Officer; provided,  however, that Executive may engage in non-profit or charitable activities which do not involve substantial time and which do not materially interfere with his employment under this Agreement and which activities are not in competition with the Company as determined in the discretion of the Chief Executive Officer of Bankrate Insurance.

B. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement.

C. Executive will perform his services from any location within fifty (50) miles of Denver, Colorado at the Company’s discretion.

3. Base Salary.  Executive shall receive a base salary during the Term of $280,000.00 per annum (the “Base Salary”), which amount may be increased annually at the discretion of the Company’s President or Chief Financial Officer.  The Base Salary shall be paid to Executive by the Company in accordance with the Company’s regular payroll practice as in effect from time to time.

4. Annual Bonus.  Executive will be eligible for an annual bonus program generally available to employees of the Company as approved at the discretion of the Company’s President or Chief Financial Officer.  Executive’s target bonus for fiscal year 2011 is to be at least $135,000.00.

5. Executive Benefits.

A. Executive will be reimbursed for up to $80,000 in relocation expenses.  Any amount less than $80,000 that is reimbursed to Executive for relocation expense shall be paid to Executive as a bonus payable within thirty days of the Effective Date.

B. Executive shall be entitled to participate in all benefit plans as shall be in effect for other similar employees of the Company from time to time, subject to the terms and conditions of each such plan.  Executive shall be entitled to paid vacation each year in accordance with Company policy.  All vacation times shall be subject to the approval of the Chief Financial Officer of Bankrate Insurance.

C. Executive shall be eligible to participate in the Company’s stock option, stock purchase, or other stock incentive plans which are generally available to executive officers of the Company and shall be eligible for the grant of stock options, restricted stock or other awards there under in accordance with the terms and provisions of such plans.  Executive will be granted 100,000 options of the Company’s stock, subject to the approval of the Company’s Board of Directors.  The options will vest in accordance with the Company’s stock option plan.  Company represents and warrants that it shall timely prepare and file with the Securities and Exchange Commission all documents as may be necessary to comply with the provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, with respect to such plans and Executive’s grants and awards thereunder.

6. Expenses.

A. Executive shall be reimbursed by the Company monthly for the ordinary and necessary reasonable business expenses incurred by him in the performance of his duties for the Company, including travel and lodging expenses, meals, client entertainment, and cell phone expense, all in accordance with Company policy; provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, in the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

B. With respect to any amount of expenses eligible for reimbursement that is required to be included in Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to Executive no later than December 31 of the year following the year in which Executive incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

7. Termination.

The Term and Executive’s employment may be terminated upon the occurrence of any of the following events:

A. By the Company, upon the death of Executive;

B. By either party, upon the mental or physical disability of Executive which prevents him from performing substantially all of his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days during any one year (“Disability”).

C. By the Company for any of the following reasons (“For Cause”):
1. Executive’s breach of this Agreement which is not cured within ten (10) days of receipt of written notice to Executive specifying the breach;

2. Executive’s dishonesty, fraud, malfeasance, gross negligence or misconduct which, in the reasonable judgment of the Chief Executive Officer of Bankrate Insurance, is, or is likely to, lead to material injury to the Company or the business reputation of the Company;

3. Executive’s willful failure to comply with the direction (consistent with Executive’s duties) of the Chief Executive Officer of Bankrate Insurance or to follow the policies, procedures, and rules of the Company;

4. Executive’s negligent failure to comply with the direction (consistent with Executive’s duties) of the Chief Executive Officer of Bankrate Insurance or to follow the policies, procedures, and rules of the Company which is not cured within ten (10) days of receipt of written notice;

5. Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or

D. By either party, upon two weeks written notice in their sole discretion other than pursuant to sub-section A, B or C above; however, the Company may elect upon such notice to require Executive to immediately cease coming to work and return any and all Company property.

E. “Without Cause” means any termination of employment by Company which is not defined in sub-section C above.
8. Post Termination Payment Obligations.

A. If the Term and Executive’s employment is terminated for any of the reasons stated in sub-sections A, B or C of Section 7 of this Agreement or is terminated by Executive pursuant to sub-section D of Section 7 of this Agreement, then Executive shall be entitled to receive (i) any annual bonus earned and not yet paid and (ii) his Base Salary at the then current rate through the effective date of the termination, payable within fifteen (15) days of the effective termination date, and thereafter the Company shall have no further payment obligations under this Agreement, but Executive shall continue to be bound by Sections 11, 12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of the Term.

B. If the Term and Executive’s employment is terminated by the Company pursuant to sub-section D of Section 7 of this Agreement, then Company shall pay Executive (i) any annual bonus earned and not yet paid and (ii) his Base Salary at the then current rate through the effective date of the termination, payable within fifteen (15) days of the effective termination date and the Company shall pay Executive a separation payment in the amount of his Base Salary at the then current rate for twelve (12) months (the “Separation Payment”).  Subject to Executive’s compliance with Section 8(C) hereof, the Separation Payment shall be paid in three installments as follows:

1. One-Third of the Separation Payment shall be payable on the four (4) month anniversary of the effective date of the termination;
2. One-Third of the Separation Payment shall be payable on the six (6) month anniversary of the effective date of the termination; and
3. One-Third of the Separation Payment shall be payable on the twelve (12) month anniversary of the effective date of the termination.

Thereafter, the Company shall have no further payment obligations under this Agreement, but Executive shall continue to be bound by Sections 11, 12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of this Agreement.

The post-termination obligations under this sub-section B shall be binding upon the Company regardless of Executive’s subsequent employment with any other person, firm, partnership, association, business organization, corporation or other entity which is not affiliated with the Company.

C. As a condition to the Company’s obligation to pay the Separation Payment, Executive shall:

1. Execute a Separation and Release Agreement in a form prepared by and acceptable to the Company whereby Executive releases the Company and its officers, directors and employees from any and all liability and settles all claims of any kind; provided however, that if the Separation Payment constitute deferred compensation within the meaning of Section 409A of the Code, then Executive shall execute and deliver to the Company such release within 30 days following receipt and expiration of any revocation period required by law.  If a bona fide dispute exists, then Executive shall deliver a written notice of the nature of the dispute to the Company within 30 days following receipt of the Separation and Release Agreement.  Benefits shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed and delivered to the Company within the time specified herein; and

2. Comply with the restrictive covenants (Sections 11 and 12 of this Agreement); all other post-termination obligations contained in this Agreement and the provisions of this Agreement that specifically survive termination of this Agreement.

The parties agree that regardless of whether Executive complies with the provisions of Section 8(C)(1) and whether the Company pays Executive the Separation Payment, Executive shall continue to be bound by Sections 11, 12 and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of the Term and Executive’s employment.

9. Work Product.  All Work Product (defined below) shall be work made for hire by Executive and owned by the Company.  If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product.  The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.  Executive agrees to perform, during or after termination of Executive’s employment by the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product as requested by the Company.  “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Executive, while employed by the Company, within the scope of Executive’s employment or which otherwise relates in any manner to the Company’s business or projected business.

10. Set-Off.  If at the time of termination the Term and Executive’s employment for any reason, Executive has any outstanding obligations to the Company, Executive acknowledges that the Company is authorized to deduct from Executive’s final paycheck and the Separation Payment any then documented amounts owed to the Company.

11. Trade Secrets and Confidential Information.

A. During the course of Executive’s employment with the Company, the Company may disclose to Executive Trade Secrets and Confidential Information (defined below).  The Trade Secrets and the Confidential Information of the Company are the sole and exclusive property of the Company (or a third party providing such information to the Company).  The disclosure of the Trade Secrets and the Confidential Information of the Company to Executive does not give Executive any license, interest or rights of any kind in the Trade Secrets or Confidential Information.

B. Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Executive is an employee of the Company.  Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company.  Except in the performance of services for the Company, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company or any portion thereof.

C. The obligations under this Agreement with regard to the Trade Secrets of the Company remain in effect as long as the information constitutes a trade secret under applicable law.  The obligations with regard to the Confidential Information of the Company shall remain in effect while Executive is employed by the Company and thereafter.

D. Executive agrees to return to the Company, upon Executive’s resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

E. As used herein, “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

F. As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the Company’s business if disclosed.  Confidential Information includes, but is not limited to, information concerning the Company’s financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.

Notwithstanding the foregoing, the provisions of this sub-section D do not apply to (1) information which is general knowledge in the Company’s industry, (ii) information that has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) as Executive may be required to disclose by law but only to the extent required by law.

12. Restrictive Covenants.

A. Non-competition.  Executive agrees that for so long as Executive is employed by the Company and for a period thereafter equal to twelve (12) months from the date Executive ceases to be employed by the Company for any reason, neither Executive nor any company or other entity controlled by Executive (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any activities anywhere in the world which are competitive with the business of the Company nor assist any person or entity in such activity.  Nothing herein shall be construed to prohibit Executive from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed two percent (2%) of the stock of such public corporation.

B.Non-Solicitation; Non-Disparagement.  Executive agrees that for so long as Executive is employed by the Company and for a period thereafter equal to twelve (12) months from the date Executive ceases to be employed by the Company for any reason, neither Executive nor any company or other entity controlled by Executive (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with the Company to leave the employ of the Company or any of its affiliates for any reason whatsoever, (ii) hire or employ any person who accepts employment with the Company, (iii) without the prior written consent of the Company, employ any person who does not accept employment with the Company; (iv) solicit or induce, or attempt to solicit or induce, any customer of the Company to purchase any goods or products with respect to the Company, (v) otherwise impede or interfere in any way with any customer relationship of the Company, or any of its affiliates with respect to the Company or (vi) disparage the Company or its affiliates in any way, other than in connection with a.  dispute between Executive and the Company.

13. Injunctive Relief.

Executive acknowledges that breach of the provisions of Sections 11, and/or 12 of this Agreement would result in irreparable injury and permanent damage to the Company, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company.  Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 11 and/or 12 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company from breach by Executive.

Executive therefore agrees: (i) that, in the event of a breach of Sections 11 and/or 12 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security.  Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

14. Survival. The provisions of Sections 8 through 31 shall survive termination the Term and Executive’s employment

15. Invalidity of Any Provision.  It is the intention of the parties hereto that Sections 11 through 13 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions.  The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

17. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

18. License.  To the extent that any pre-existing materials are contained in the materials Executive delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and (ii) authorize others to do any of the foregoing.  Executive shall notify Company in writing of any and all pre-existing materials delivered to the Company by Executive.

19. Release.  Executive acknowledges that Executive may provide the image, likeness, voice, or other characteristics of Executive in the services, materials, computer programs and other deliverables that Executive provides as a part of this Agreement.  Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company and releases the Company, its agents, contractors, licensees and assigns from any claims which Executive has or may have for invasion of privacy, right of publicity, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

20. Severability.  If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

21. Costs of Enforcement.  In the event either party breaches this Agreement, the breaching party shall be liable to the non-breaching party for all costs of enforcement, including reasonable attorneys’ fees and court costs, in addition to all other damages and redress available in equity or at law.

22. No Prior Agreements.  Executive hereby represents and warrants to Company that the execution of this Agreement by Executive and Executive’s employment by Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

23. Modification. This Agreement may be modified only by agreement in writing signed by both Company and Executive.
24. Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Florida without regard to its rules governing conflicts of law.
25. Section Headings. The section headings are included for convenience and are not intended to limit or affect the interpretation of this Agreement.
26. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:
Bankrate, Inc.
477 Madison Avenue, Suite 430
New York, NY  10022
Attention: Thomas R.  Evans
Telecopy: 917-368-8611

With a copy to

(which shall not

constitute notice):
David G.  Bates, Esq.
Gunster Yoakley & Stewart, P.A.
777 South Flagler Drive, Suite 500
West Palm Beach, FL  33401
Telecopy: 561-655-5677

To Executive:
Jeff Grant
196 Buchanan Drive
Sausalito, CA  94965

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

27. “Key Employee” Insurance.  The Company shall have the option, but not the obligation, to obtain on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming the Company as beneficiary.  Selection of such insurance policy shall be in the sole and absolute discretion of the Company’s Board of Directors.  Executive shall cooperate fully with the Company, the Board, and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Company, the Board and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

28. Jurisdiction and Venue.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, for the Southern District of Florida located in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

29. Specified Employee.  Notwithstanding anything herein to the contrary, if an obligation under this Agreement arises on account of Executive’s separation from service while Executive is a specified employee, within the meaning of Section 409A of the Code, any payment of “deferred compensation” [as defined under treasury regulation section 1.409A-1(b)(1), after giving effect to the exemptions in treasury regulation sections 1.409A-1(b)(3) through (b)(12)], that is scheduled to be paid within six (6) months after such separation from service, shall be accumulated and deferred without interest, and shall be paid on the first day of the seventh month following the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

30. Entire Agreement.  This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.  The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

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31. JURY WAIVER.  IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXECUTIVE:	COMPANY: BANKRATE, INC.
/s/ Jeff Grant	By: /s/ Thomas R. Evans
Name: Jeff Grant	Thomas R. Evans President and CEO